Exhibit 10.9.1

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (this “Consent”) is dated as of December 18, 2003, by and among TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company (“Landlord”), BANC OF AMERICA SECURITIES LLC, a Delaware limited liability company (“Tenant”), and JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company (“Subtenant”).

RECITALS

A. Landlord’s predecessor in interest, Transamerica Insurance Corporation of California, a California corporation, and Tenant’s predecessor in interest, Nationsbanc Montgomery Securities LLC, a Delaware limited liability company, entered into to a lease dated as of May 1, 1998, as amended by a First Amendment to Lease dated as of May 2, 1998 and a Second Amendment to Lease dated as of July 9, 2001 (collectively, the “Master Lease”), with respect to premises located in the building commonly known as 600 Montgomery Street, San Francisco, California (the “Building”), and defined in the Master Lease as the “Premises;” and

B. Tenant now desires to sublet a portion of the Premises (the “Sublease Premises”) to Subtenant, and Subtenant desires to sublet the Sublease Premises from Tenant; and

C. Tenant and Subtenant desire to obtain Landlord’s consent to such subletting in accordance with Paragraph 12 of the Master Lease, and Landlord agrees to consent to such subletting under the terms and conditions set forth herein; and

D. Landlord and Subtenant are concurrently entering into a direct lease (the “Direct Lease”) of even date herewith, covering certain premises on the 11th floor of the Building, and covering the Sublease Premises upon the expiration or earlier termination of the Sublease (as defined below); and

E. Because Subtenant will be occupying the Sublease Premises pursuant to a Sublease and the Direct Premises pursuant to the Direct Lease, Landlord, Tenant and Subtenant would like to agree to the terms and conditions that will govern their respective relationships with respect to their rights and obligations governing the Direct Premises and the Sublease Premises.

NOW THEREFORE, in consideration of the Sublease Premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. General. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Sublease. Tenant hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby sublets the Sublease Premises from Tenant, pursuant to that certain Sublease attached hereto as Exhibit A and incorporated herein by this reference (the “Sublease”), to the extent not in conflict with the terms of this Consent. Subtenant agrees that the Sublease is subject to all of the terms, covenants, conditions and provisions of the Master Lease (as amended hereby), except as otherwise provided in this Consent.

3. Consent. Landlord hereby consents to the Sublease between Tenant and Subtenant, subject to the terms and conditions provided herein.

4. Tenant’s Liability.

(a) Governing Terms. The following terms of the Direct Lease (the “Direct Lease Terms”) shall replace those terms in the Master Lease that address the same topics for the purpose of governing the rights and obligations between Landlord and Tenant (a) with respect to the Sublease Premises while the Sublease is in effect, and (b) in connection with any and all Claims (as defined in the Direct Lease) arising out or related to any of Subtenant’s rights and obligations under the Sublease, Subtenant’s occupancy of the Sublease Premises or this Consent (“Sublease Claims”):

(1)	Article 7 (Other Taxes Payable by Tenant);

(2)	Article 8 (Use);

(3)	Article 9 (Compliance with Laws);

(4)	Article 10 (Alterations; Liens);

(5)	Article 11 (Maintenance and Repair);

(6)	Article 12 (Services);

(7)	Article 13 (Access Control);

(8)	Paragraphs 16(c) and (d) (Insurance Requirements);

(9)	Article 17 (Protection of Lenders);

(10)	Article 18 (Entry by Landlord);

(11)	Article 19 (Abandonment);

(12)	Article 20 (Default & Remedies);

(13)	Article 21 (Damage by Fire or Other Casualty);

(14)	Article 22 (Eminent Domain);

(15)	Article 23 (Holding Over);

(16)	Article 25 (Communications and Computer Lines);

(17)	Paragraph 26(d) (Right of Landlord to Perform);

(18)	Paragraph 26(e) (Rules and Regulations);

(19)	Paragraph 26(i) (Light, Air and View; Construction);

(20)	Paragraph 26(k) (Name);

(21)	Paragraph 26(n) (Time);

(22)	Paragraph 26(p) (Park Area); and

(23)	Paragraph 26(r) (Directory Listing).

Therefore, in construing these rights and obligations between Landlord and Tenant with respect to the Sublease Premises, wherever in the Direct Lease the word “Premises” is used it shall mean the Sublease Premises. Except for the foregoing, capitalized terms that are used in the Direct Lease Terms that are not defined in such provisions shall have the meanings ascribed to them elsewhere in the Direct Lease. Landlord and Tenant agree that the Master Lease is hereby amended as provided in this Paragraph 4(a), but only for the purposes specifically set forth in this Paragraph 4(a). For any other purpose, the Master Lease remains unmodified and shall govern the rights and obligations between Landlord and Tenant with respect to the entire Premises covered by the Master Lease. Except as modified hereby, the Master Lease remains unmodified and in full force and effect.

(b) Continued Liability of Tenant. Tenant shall remain fully liable to Landlord for the performance of all the terms, covenants, conditions and provisions of the Master Lease as amended by Paragraph 4(a) hereof, including, without limitation, the obligation to make all payments due to Landlord. Tenant hereby indemnifies and holds Landlord harmless from any and all Claims (as defined in the Direct Lease) arising from Subtenant’s occupancy and use of the Sublease Premises, or any portion thereof.

5. Subtenant’s Liability.

(a) Governing Terms. The obligations of Subtenant to Landlord under this Consent and the rights of Landlord as between Landlord and Subtenant under this Consent shall be governed by the following terms (the “Landlord/Subtenant Terms”): (a) the terms of the Master Lease that are not replaced by terms from the Direct Lease as provided in this Paragraph 5(a), except as otherwise provided in this Consent; (b) the Direct Lease Terms, which shall replace those terms in the Master Lease that address the same topics for this purpose; and (c) the following terms of the Direct Lease, which shall also replace those terms in the Master Lease that address the same topics for this purpose:

(1)	Article 14 (Assignment and Subletting);

(2)	Article 15 (Waiver and Indemnification);

(3)	Paragraph 16(b) (Risk Allocation);

(4)	Paragraph 26(a) (Limitation of Landlord’s Liability);

(5)	Paragraph 26(b) (Sale by Landlord);

(6)	Paragraph 26(c) (Estoppel Letter);

(7)	Paragraph 26(f) (Attorneys’ Fees);

(8)	Paragraph 26(g) (Waiver of Jury Trial);

(9)	Paragraph 26(h) (Waiver);

(10)	Paragraph 26(l) (Governing Law;; Severability);

(11)	Paragraph 26(m) (Definitions and Paragraph Headings; Successors);

(12)	Paragraph 26(s) (Authority);

(13)	Paragraph 26(t) (Amendments); and

(14)	Paragraph 26(u) (Exhibits and Addenda; Entire Agreement).

Therefore, in construing the Landlord/Subtenant Terms for purposes of this Paragraph 5(a), wherever in the Master Lease or the Direct Lease, as applicable, the word “Premises” is used it shall mean the Sublease Premises. Except for the foregoing, capitalized terms that are used in these Direct Lease provisions that are not defined therein shall have the meanings ascribed to them elsewhere in the Direct Lease.

(b) Joint and Several Liability. Subtenant hereby agrees to comply with all of the Landlord/Subtenant Terms and hereby further agrees that Landlord shall have the right to enforce such Landlord/Subtenant Terms directly against Subtenant. Subtenant and Tenant agree that Landlord may, upon an Event of Default by Tenant under the Master Lease, collect rent directly from Subtenant and apply the amount collected from Subtenant to Tenant’s monetary obligations under the Master Lease. Tenant and Subtenant hereby agree to be and remain jointly and severally liable to Landlord for the payment of rent pertaining to the Sublease Premises and for the performance of all of the terms and provisions of the Master Lease (as amended hereby) and the Landlord/Subtenant Terms, respectively, pertaining to the Sublease Premises arising after the date of the Sublease (provided, however, Subtenant and Tenant acknowledge and agree that the joint and several liability of each may be governed by different provisions as set forth in this Consent). Notwithstanding the foregoing, (a) Subtenant shall be liable to Landlord for monthly base rent only in the amount set forth in the Sublease (and Subtenant does not assume or agree to perform any obligations of Tenant under the Master Lease for payment of Basic Monthly Rental or Expense and Tax Increase Payments except as expressly provided in the Sublease), (b) Subtenant shall not be liable to Landlord for any holding over by Tenant (but not by Subtenant) in the Sublease Premises after the expiration or other termination of the Master Lease, (c) Subtenant shall not be liable for the removal of any Alterations (as defined in the Sublease) to be constructed in the Sublease Premises pursuant to the Work Letter, (d) except to the extent caused by Subtenant, Subtenant shall not be liable for any damage to the Sublease Premises occurring (i) prior to the Term Commencement Date (as defined in the Sublease) or (ii) after the later of (A) the expiration or earlier termination of the Sublease or (B) Subtenant’s surrender of the Sublease Premises to Tenant, and (e) payment and performance from Subtenant to Tenant shall satisfy Subtenant’s obligation to Landlord with respect to such payment and performance.

6. Rights Personal to Tenant. Tenant and Subtenant agree that any parking rights, renewal options, expansion options, rights of first refusal, rights of first negotiation, termination options or any other rights or options pertaining to additional space in the Building set forth in the Master Lease are personal to Tenant and shall not be transferred to Subtenant, and that such rights and/or options shall not run to the Subtenant. Tenant shall be subject to any and all restrictions in the exercise of any such rights as set forth in the Master Lease.

7. Non-Disturbance. Notwithstanding anything to the contrary in the Sublease or in this Consent, upon the expiration or earlier termination of the Master Lease (whether pursuant to a termination right expressly granted to Landlord or Tenant in the Master Lease or pursuant to an agreement between Landlord and Tenant entered into after the date of the Sublease), or upon the surrender of the Premises by Tenant to Landlord, the Sublease shall terminate as of the effective date of such expiration or earlier termination (the “Termination Date”), and Landlord and Subtenant agree that the Direct Lease shall be automatically amended to provide that the Premises leased to Subtenant thereunder shall be expanded to include the Sublease Premises upon all of the terms and conditions of the Direct Lease, except that (a) the monthly Base Rent shall be increased by Forty-Four Thousand Eight Hundred Twenty-Six Dollars ($44,826.00) for the remainder of the 1st Phase (as defined in the Direct Lease); and (b) Tenant’s Percentage Share shall be increased by 4.49% (to 6.69% instead of 2.20%) for the remainder of the 1st Phase. Landlord and Subtenant agree to enter into a written amendment to the Direct Lease documenting such expansion; provided, however, that such expansion shall be enforceable by either party notwithstanding any failure by the parties to enter into such an amendment. Notwithstanding the foregoing, in no event shall Landlord (i) be liable for any default by Tenant under the Sublease or this Consent or for any other accrued obligation of Tenant under the Sublease or this Consent, (ii) be liable for any security deposit, letter of credit or other security made by Subtenant under the Sublease except to the extent that such security shall have actually be transferred by Tenant to Landlord, (iii) be subject to any offsets, claims or counterclaims that shall have accrued in favor of Subtenant against Tenant, (iv) be bound by any payment or rent or additional rent that Subtenant may have paid for more than one (1) month in advance, or (v) be bound by any amendment or modification of the Sublease made without Landlord’s prior written consent (but the provisions of this sentence are not intended to, and shall not, relieve Landlord of any liability or responsibility to Tenant under the Master Lease, or to Subtenant under the Direct Lease except with respect to the Sublease Premises as expressly set forth above in (i) through (v)). In no event shall the foregoing be construed to grant to Tenant any right to terminate the Master Lease or relieve Tenant from any liability to Subtenant for any termination of the Sublease in violation of the terms thereof.

8. Special Services. If, at any time and from time to time, Subtenant requests that Landlord provide Subtenant any special services (after-hours HVAC, special janitorial services or any other services or facilities for which Landlord is permitted to assess a separate charge in addition to monthly rent), Landlord may (but shall not be required to, except to the extent the special services are requested by Tenant and Master Landlord is obligated to provide the same under the Master Lease as amended hereby) provide the requested services to Subtenant without Tenant’s specific consent, and Tenant hereby generally consents to Landlord’s providing such services to Subtenant. In the event that Landlord provides such special services, with or without Tenant’s specific consent, Landlord’s charges for such special services (at the applicable charge provided for under the Master Lease (as amended hereby), or, if no charge is provided for therein, at Landlord’s normal rates or, if none exist, at Landlord’s cost plus Landlord’s normal administrative charge) shall constitute additional rent under the Master Lease (as amended hereby) for which Tenant shall be liable. Tenant shall pay such charges to Landlord as and when due and Subtenant shall indemnify Tenant against any liability in respect of such charges. Any such special services shall be governed by the terms of Article 12 of the Direct Lease as provided in Paragraphs 4(a) and 5(a) hereof.

9. Relationship of Parties. Except as expressly provided herein, nothing in the Sublease shall have the effect of modifying any term, condition or provision of the Master Lease as the same apply to Landlord and Tenant. If any provision of the Sublease, any amendment to the Sublease or of any other agreement now existing or hereafter entered into between Tenant and Subtenant conflicts with the terms of this Consent, then the provisions of this Consent shall control and govern the parties for all purposes. Notwithstanding anything to the contrary set forth in the Sublease, any amendment to the Sublease or any other agreement now existing or hereafter entered into between Tenant and Subtenant, and in order to induce Landlord to execute this Consent (a) Subtenant shall not have the direct right to enforce the Lease against Landlord, (b) Subtenant shall not have the right to proceed against Landlord in Tenant’s name with respect to any matter arising under the Lease, and (c) if any provision of the Sublease, any amendment to the Sublease or of any other agreement now existing or hereafter entered into between Tenant and Subtenant conflicts with this Paragraph, then the provisions of this Paragraph shall control and govern the parties for all purposes and such conflicting provision shall be null and void for all purposes.

10. No Default. To the actual knowledge of Landlord, as of the date hereof without any duty of investigation or inquiry, there is not any default under the Master Lease nor any circumstances which, but for the passage of time, the giving of notice or both, would constitute a default under the Master Lease; notwithstanding the foregoing, nothing in this Consent shall constitute a waiver by Landlord of any of Landlord’s rights or remedies with respect to the Master Lease or any actual or potential default thereunder, and Landlord specifically reserves all rights and remedies which previously may have accrued under the Master Lease.

11. Further Consent. Landlord’s consent to the Sublease to Subtenant shall be construed as consent to this sublease only. Tenant and Subtenant must obtain Landlord’s consent to (a) any further subletting, assignment or other Transfer (as defined in the Master Lease with respect to Tenant, and as defined in the Direct Lease with respect to Subtenant) of the Premises, (b) any modification to the Sublease, (c) any renewal or extension of the term of the Sublease, or (d) any expansion of the Sublease Premises (including, but not limited to, any exercise by Subtenant of the rights set forth in Section 11.8 of the Sublease). This Consent and the consent contained herein shall not be construed as a waiver of Tenant’s and Subtenant’s obligations to obtain further consents from Landlord in the event of a future subletting of the Sublease Premises or modification to the Sublease. As provided in Paragraph 5(a) above, any Transfer (as defined in the Direct Lease) of Subtenant’s rights under the Sublease shall be governed by the terms of Article 14 of the Direct Lease and any recapture or profit sharing provisions shall run in favor of Landlord only. Any further Transfer (as defined in the Master Lease) by Tenant, and any modification to the Sublease, shall be governed by the terms of Article 12 of the Master Lease (which remain unmodified).

12. Improvements. Tenant and Subtenant wish to construct certain improvements in the Sublease Premises to prepare the Sublease Premises for occupancy by Subtenant. Any alterations to the Sublease Premises shall be constructed in accordance with, and subject to the approvals and other limitations set forth in, the terms of Article 10 of the Direct Lease as provided in Paragraph 4(a) hereof. Notwithstanding anything contained herein to the contrary, Landlord has agreed with Tenant, at Tenant’s sole cost and expense (but subject to the Landlord’s Sublease Allowance as provided in the Work Letter), to construct certain improvements in the Sublease Premises pursuant to the Work Letter attached hereto as Exhibit A, the terms of which are incorporated herein (the “Work Letter”). In lieu of the 10% fee provided in Paragraph 10(a) of the Direct Lease, Tenant shall pay to Landlord a fee equal to five percent (5%) of the Total Cost (as defined in the Work Letter) as consideration for Landlord’s obligations under the Work Letter (the “Construction Management Fee”). Landlord has not consented to any alterations or other improvements to the Sublease Premises to be made after the date hereof except as provided in the Work Letter and except for the removal of the server room as provided in Paragraph 1.11 of the Sublease.

13. Full Force and Effect. Except as set forth herein, all the terms and provisions of the Master Lease remain in full force and effect.

14. Governing Law. This Consent shall be governed and construed in accordance with the laws of the State of California.

15. Notices. All notices, demands, requests, advices or designations (“Notices”) which may be or are required to be given by Landlord to Tenant shall be sufficiently given, made or delivered if served in accordance with the requirements set forth in the Master Lease (as unmodified). All Notices which may be or are required to be given by Landlord to Subtenant shall be sufficiently given, made or delivered if served in accordance with the requirements set forth in the Direct Lease.

16. Brokerage. Tenant and Subtenant each covenants and represents that it has negotiated this Consent directly with Lowe Enterprises Real Estate Group, as Landlord’s broker (“Landlord’s Broker”), Jones Lang LaSalle, as Tenant’s broker, and Tory Corporate Real Estate Advisors (dba The Staubach Company), as Subtenant’s broker (collectively, the “Brokers”), and that it has not acted by implication to authorize, nor has authorized, any other real estate broker or salesman to act for it in these negotiations. Landlord owes no brokerage commissions or fees to any party, including, without limitation, the Brokers in connection with this Consent. Tenant and Subtenant each agrees to protect, defend, indemnify and hold Landlord harmless from any and all Claims (as defined in the Direct Lease) by any real estate broker or salesperson or other entity or party other than Landlord’s Broker for a commission or finder’s fee as a result of Subtenant’s and Tenant’s entering into this Consent. Subtenant represents that it owes no brokerage commissions or fees to any party, including, without limitation, the Brokers, in connection with the Direct Lease, the Sublease or this Consent. Tenant agrees to protect, defend, indemnify and hold Subtenant harmless from any and all Claims (as defined in the Direct Lease) by any real estate broker or salesperson or other entity or party for a commission or finder’s fee as a result of Subtenant’s and Tenant’s entering into the Sublease or this Consent.

17. Contingent on Direct Lease and Sublease. The effectiveness of this Consent is contingent on the satisfaction of the following on or before December 31, 2003: (a) the full execution and delivery of the Sublease by Tenant and Subtenant, and (b) the full execution and delivery of the Direct Lease by Subtenant and Landlord. If both (a) and (b) are not satisfied on or before December 31, 2003, this Consent shall have no effect as if the parties had never entered into it.

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the day and year first written above.

LANDLORD:

TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company

By	/s/ Thomas J. Schefter
	Its:	Senior Vice President
[Signatures continue on following page.]

TENANT
BANC OF AMERICA SECURITIES LLC, a Delaware limited liability company

By		/s/ indecipherable
	Its:	Assistant Vice President

By
Its:

SUBTENANT
JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company

By		/s/ Joseph A. Jolson
	Its:	Managing Member

By
Its:

Exhibit A

Sublease Improvements

Work Letter And Construction Agreement

THIS AGREEMENT supplements the Consent to Sublease dated of even date herewith by TRANSAMERICA PYRAMID PROPERTIES, LLC, an Iowa limited liability company (“Landlord”), BANC OF AMERICA SECURITIES LLC, a Delaware limited liability company (“Tenant”), and JOLSON MERCHANT PARTNERS GROUP LLC, a Delaware limited liability company (“Subtenant”).

1. General:

(a) Landlord and Tenant entered into a lease dated for reference purposes only as of May 1, 1998, as amended by a First Amendment to Lease dated as of May 2, 1998 and a Second Amendment to Lease dated as of July 9, 2001 (collectively, the “Master Lease”), with respect to premises located in the building (the “Building”) commonly known as 600 Montgomery Street, San Francisco, California, and defined in the Master Lease as the “Premises.” Tenant has entered into the Sublease dated of even date herewith, pursuant to which Tenant has agreed to sublet a portion of the Premises (the “Sublease Premises”) to Subtenant. Landlord has agreed, at Tenant’s sole cost and expense, to construct certain improvements in the Sublease Premises, pursuant to, and as more particularly set forth in, this Agreement.

(b) Landlord and Subtenant are concurrently entering into a lease dated of even date herewith (the “Direct Lease”) for additional premises in the Building (the “Direct Premises”). Pursuant to the Direct Lease and Work Letter and Construction Agreement attached to the Direct Lease (the “Direct Lease Work Letter”), Landlord has agreed to construct certain improvements (the “Direct Lease Improvements”) in the Direct Premises as more particularly set forth therein.

(c) The purpose of this Agreement is to set forth how the Sublease Improvements (as defined below) in the Sublease Premises are to be designed and constructed and who will pay for the design and construction of the Sublease Improvements, and how such design and construction will be coordinated with the design and construction of the Direct Lease Improvements.

(d) The provisions of Article 10 of the Direct Lease as it relates to Alterations in the Sublease Premises as set forth in the Consent, except where clearly inconsistent or inapplicable to this Agreement, are incorporated into this Agreement. Capitalized terms used herein without definition have the meanings set forth in the Direct Lease.

2. Selection of Designer/Architect; Preparation of Plans:

(a) Prior to the date hereof, Tenant has arranged for the hiring of Richard Pollack & Associates or another designer and/or architect that has been approved in writing by Landlord in its sole discretion (the “Architect”).

(b) Prior to the date hereof, Landlord has provided Building background drawings and construction requirements to Tenant. Prior to the date hereof Tenant has provided, or promptly after execution of this Agreement Tenant shall provide, such drawings and requirements to the Architect, and Tenant has consulted or shall consult with the Architect to enable the Architect to complete all plans for the Sublease Premises contemplated by this Agreement. Tenant shall assure that the Architect is familiar with the Building and with all applicable state and local laws, statutes, codes, rules or regulations, including regulations and procedures promulgated by Landlord (collectively “Laws”), applicable to tenant construction in the Building.

(c) Tenant has submitted, and Landlord hereby approves, that certain two-page single line drawing of the Sublease Premises showing its proposed tenant improvements as prepared by the Architect, dated September 9, 2003 and as revised on September 10, 2003, September 22, 2003, October 14, 2003, November 4, 2003 and December 17, 2003, Project Number 0314000 (the “Proposed Space Plans”). If Tenant revises the Proposed Space Plans, Tenant shall deliver such revised Proposed Space Plans to Landlord for its written approval by the date that is five (5) business days after the full execution of the Consent (the “Execution Date”). In such event, within five (5) business days after Landlord receives the Proposed Space Plans, Landlord shall either approve the same (which approval shall not be unreasonably withheld or conditioned) or give Tenant notice of Landlord’s reasonable disapproval and its reasonable reasons for such disapproval. If Landlord disapproves the Proposed Space Plans, Landlord shall require, and Tenant shall make, the reasonable changes necessary in order to address such reasons for disapproval, and Landlord shall approve (which, again, shall not be unreasonably withheld or conditioned) or reasonably disapprove the revised Proposed Space Plans within five (5) business days after Landlord’s receipt thereof. This procedure shall be repeated until Landlord’s approval is received. The Proposed Space Plans (or revised Proposed Space Plans), as finally submitted by Tenant and approved by Landlord are referred to below as the “Space Plans”.

(d) On or before the date that is twenty (20) business days following Tenant’s receipt of Landlord’s written approval of the Space Plans, Tenant shall deliver to Landlord for its written approval a single line drawing of the Sublease Premises prepared by the Architect that is based on the Space Plans showing Tenant’s power and signal plans and reflected ceiling plans (the “Proposed Pricing Plans”). Within five (5) business days after Landlord receives the Proposed Pricing Plans, Landlord shall either approve the same (which approval shall not be unreasonably withheld or conditioned) or give Tenant notice of Landlord’s reasonable disapproval and its reasonable reasons for such disapproval. If Landlord disapproves the Proposed Pricing Plans, then Tenant and Landlord shall follow the same procedure as set forth in Paragraph 2(c) respecting the Proposed Space Plans until the Proposed Pricing Plans are approved. The Proposed Pricing Plans as finally submitted by Tenant and approved by Landlord are referred to as the “Pricing Plans.” Within five (5) business days after Landlord’s approval of the Pricing Plans, Landlord shall deliver to Tenant a written estimate of the total costs of the construction of the Sublease Improvements (the “‘Initial Cost Estimate”), which shall be an estimate only and shall in no way be construed as a commitment by Landlord that the costs to complete the Sublease Improvements will fall within the Initial Cost Estimate.

(e) Promptly after such approval of the Pricing Plans, Tenant shall cause the Architect to prepare complete mechanical, electrical, plumbing and fire protection plans and specifications for the Sublease Premises (the “MEP Plans”), and to prepare and submit to Landlord and Tenant complete plans and specifications, based upon the Pricing Plans and incorporating the MEP Plans (as submitted, the “Detailed Plans and Specifications”). If reasonably requested by Landlord, Tenant shall cause the Architect to work with a qualified engineer approved by Landlord to prepare such Detailed Plans and Specifications. In such event, if Tenant does not use the engineer hired for the Building for such purpose (the “Building Engineer”), Tenant shall reimburse Landlord for reasonable fees incurred by Landlord in connection with the review by the Building Engineer of the Detailed Plans and Specifications. The Detailed Plans and Specifications shall be complete, be sufficient to obtain all necessary building permits, and include complete plans for all structural alterations, walls, doors, cabinetry, hardware, telephone outlets, electrical distribution and outlets, light fixtures, plumbing work, and heating, ventilating and air conditioning distribution and other standard or special installations required by Tenant, as well as wall finishes and floor coverings. Tenant shall cause the Architect to make as soon as reasonably possible, and in any event within three (3) business days, any specific changes to the Detailed Plans and Specifications as may be reasonably requested by Landlord, which shall not include any changes to specific matters that were reflected in the Space Plans and/or Pricing Plans (and, thus, already approved by Landlord).

(f) Within thirty (30) business days after Tenant’s receipt of Landlord’s written approval of the Pricing Plans, Tenant shall deliver to Landlord for its written approval the Detailed Plans and Specifications. Landlord and Tenant shall follow the same process to provide/obtain such approval as set forth in Paragraph 2(c) with respect to the Proposed Space Plans. The Detailed Plans and Specifications as finally submitted by Tenant and approved by Landlord are referred to as the “Plans.” The term “Sublease Improvements” shall mean all improvements, standard or special, shown on the Plans. Tenant shall be responsible for the suitability for the Tenant’s needs and business of the design and function of all Sublease Improvements. Landlord’s review and approval of any draft or final plans or specifications shall not constitute, and Landlord shall not be deemed to have made, a representation or warranty as to the compliance of the Sublease Improvements with any Laws or as to the suitability of the Premises or the Sublease Improvements for Tenant’s needs.

(g) Tenant, Landlord and Subtenant shall use reasonable efforts to cooperate with the Architect, the Contractor (as hereinafter defined), and each other to complete all phases of the development and approval of the Space Plans, the Pricing Plans, the MEP Plans, the Detailed Plans and Specifications, and the Plans, development and approval of cost estimates, the bidding process, the permitting process, and the construction process, efficiently and economically. In this regard, Tenant, Landlord and Subtenant shall each promptly furnish such information as the other may reasonably request and shall meet (in person or by telephone) with each other and the Architect and the Contractor as reasonably requested. Any disapproval by Landlord or Tenant under this Work Letter shall be accompanied by a written statement of the disapproved item, the reasons for disapproval, and the specific changes required to make the item acceptable. Except as otherwise provided above, Landlord shall approve or disapprove any initial or revised submittal of plans by Tenant within five (5) business days.

(h) Landlord, Tenant and Subtenant each acknowledges that the Sublease Improvements to be designed and constructed in the Sublease Premises pursuant hereto will be designed and constructed together with the Direct Lease Improvements pursuant to the Direct

Lease Work Letter. Landlord, Tenant and Subtenant agree to reasonably cooperate with each other to treat the design and construction of the Sublease Improvements in the Sublease Premises and the Direct Lease Improvements as one project, subject to the accounting procedures as described below.

3. Cost of Design and Construction:

(a) Landlord’s Allowance. Landlord shall contribute up to a maximum of Two Hundred Twenty-Four Thousand One Hundred Thirty and 00/100 Dollars ($224,130.00) (“Landlord’s Sublease Allowance”) to help pay for the cost of the Sublease Improvements. If the Landlord’s Sublease Allowance exceeds the Total Cost (as defined below), Tenant shall also be entitled to apply the Landlord’s Sublease Allowance toward the cost of the Direct Lease Improvements to the same extent Subtenant is permitted to apply the Landlord’s Allowance thereto as provided under the Direct Lease Work Letter. The Landlord’s Sublease Allowance is in addition to the allowance from Landlord and the Tenant Improvement Allowance from BofA as provided, respectively, in the Direct Lease and the Sublease. Landlord’s Sublease Allowance may be used to pay the following costs:

(i) The costs of the Space Plans, the Pricing Plans, the Detailed Plans and Specifications, and the Plans (including revisions thereto) and any as-built plans for the Sublease Improvements;

(ii) All costs of obtaining building permits and other necessary authorizations from all governmental authorities having jurisdiction; and

(iii) All direct and indirect costs of procuring and installing the Sublease Improvements in the Sublease Premises, including any construction fee for overhead and profit charged by the Contractor, and amounts paid to third parties for construction management, design planning, architectural and engineering services, and the Construction Management Fee (as defined in the Consent).

In no event shall Landlord’s Allowance be used for any costs of procuring or installing in the Sublease Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (“Personal Property”) to be used in the Sublease Premises by Tenant or Subtenant, and the cost of such Personal Property shall be paid by Tenant or Subtenant.

(b) Tenant’s Costs.

(i) Bids from General Contractors. Promptly upon completion of the Plans, Landlord shall seek competitive bids from the following general contractors for the general conditions and contractor’s fee to be charged in connection the Sublease Improvements: Hathaway Dinwiddie, GCI and at least two of RN Field, BCCI or Swinerton. Landlord shall deliver copies of all bids received by Landlord to Tenant. Landlord shall request that each bidding contractor to specify all costs broken down by trade, with reasonable mark-ups for the contractor’s fee, general conditions and supervision. Within five (5) business days of receiving copies of all submitted bids, Tenant shall notify Landlord in writing of: (x) its selection the general contractor to be engaged by Landlord (the “Contractor”), and (y) any changes in the scope of the work Tenant proposes, which shall be described with reasonable particularity (which changes shall be governed by Paragraph 5 hereof).

(ii) Open Book Bidding Process. Landlord shall cause the Contractor to seek competitive bids from at least three (3) qualified subcontractors reasonably approved by Landlord and Tenant for each of the trades necessary to construct the Sublease Improvements. The Contractor may also bid for any such trade (i.e. to perform the work itself instead of engaging a subcontractor). Promptly after receipt of the bids for each trade so bid, Landlord will deliver the bids to Tenant. Upon Tenant’s request, Landlord shall request the Contractor to provide all back-up documentation which formed the basis of any of the bids (and Landlord shall deliver copies thereof to Tenant). Tenant will select the successful bidder for each trade three (3) business days of receiving the bids for such trade.

(iii) Final Pricing. Promptly after completion of the bidding process, Landlord shall obtain a not-to-exceed (i.e. guaranteed maximum price) quotation for construction of the Sublease Improvements (including specification of the Contractor’s and subcontractors’ mark ups for change in scope change orders), which quotation shall be based upon Tenant’s selection of bids for the major trades as provided in (ii) above. Landlord shall notify Tenant in writing of (i) the total costs of the construction of the Sublease Improvements, including, without limitation, the Construction Management Fee (which shall include an estimate of Landlord’s charges for any security or special elevator usage anticipated in connection with the Sublease Improvements) (the “Total Cost”), and (ii) the portion of the Total Cost, if any, which is in excess of Landlord’s Sublease Allowance (“Tenant’s Cost”). If the Landlord’s Sublease Allowance is greater than the Total Cost, then, within five (5) business days of Tenant’s receipt of the notice setting forth the Total Cost, Tenant shall submit to Landlord a statement of other costs that have been incurred toward which the Landlord’s Allowance may be applied as set forth in Paragraph 3(a) hereof. Landlord shall not receive any discount, refund, inducement, benefit or payment from any contractor or subcontractor with respect to the Sublease Improvements that is not passed along to or applied for the benefit of Tenant.

(iv) Payment of Tenant’s Cost. Tenant shall approve in writing the Total Cost and Tenant’s Cost (if any) within five (5) business days of receiving the notice from Landlord specifying the same, and such approval shall constitute Tenant’s authorization to Landlord to complete the Sublease Improvements in accordance with the Plans, except only as otherwise expressly provided to the contrary in Tenant’s approval (it being contemplated that, subject to the provisions of Paragraph 6 below, Tenant might approve and authorize Landlord to proceed with portions of the work while Tenant works to reduce the Total Cost through value engineering or otherwise works on refining the pricing and/or scope of the work). If such written authorization is not received by Landlord, Landlord shall not be obligated to commence work on the Sublease Improvements, and Tenant shall be chargeable with any additional costs associated with the delay in the completion of the Tenant Improvements. Tenant shall transmit to Landlord with such approval payment to Landlord of the total amount of the Tenant’s Cost. If such written authorization and check are not received by Landlord, Landlord shall not be obligated to commence work on the Sublease Improvements.

As soon as may be practicable following completion of the Tenant Improvements, Landlord shall prepare a final written reconciliation of the Total Cost for the Sublease

Improvements, less the Landlord’s Sublease Allowance, less the amount of the Tenant’s Cost paid by Tenant. If Tenant has paid less than the Tenant’s Cost, Tenant shall pay the shortfall to Landlord within five (5) business days after receipt of such reconciliation. If Tenant has paid more than Tenant’s Cost, Landlord shall promptly pay such overage to Tenant or credit such overage to the monthly Basic Monthly Rental next becoming due from Tenant under the Master Lease. If Tenant fails to make any payment hereunder when due, in addition to any remedy that Landlord has under the Master Lease, at law or in equity, Landlord shall be permitted to stop any or all work on the Sublease Improvements and any delay attributable thereto shall constitute a Tenant Delay under Paragraph 6 hereof. All payments due from Tenant hereunder shall constitute Rental (as defined in the Master Lease).

(v) Accounting Records. Consistent with Paragraph 2(h), the not-to-exceed quotation obtained by Landlord pursuant to Paragraph 3(b)(iii) shall also cover the price for the construction of the Direct Lease Improvements. Landlord shall request the Contractor to reasonably apportion its total price for the entire project between the portion of such price attributable to the Direct Premises and the portion of such price attributable to the Sublease Premises. If there ever needs to be a determination of such respective costs separately, and such determination would have an impact in any way on Landlord (as reasonably determined by Landlord), Landlord shall make such determination using its reasonable discretion. Upon Tenant’s request from time to time (but no more often than once every month), Landlord shall provide Tenant with a written accounting of the Total Cost and the amount that has been paid to the Contractor with respect to the project. The Contractor’s requests for payment shall require the Architect’s approval in accordance with standard AIA contract provisions, and, if Tenant notifies Landlord in writing, the Contractor’s requests for payment shall also require the approval of Subtenant’s construction manager. All such approvals shall be given within five (5) business days of the Architect’s receipt of such request for payment.

(vi) Excluded Costs. Except for the Construction Management Fee and except as otherwise provided herein, Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with the Sublease Improvements; provided, however, that Tenant shall pay for any security and/or special elevator service that may be required by the Contractor in connection with the Sublease Improvements, which shall be charged to Tenant at Landlord’s standard rate therefor (Landlord’s notice pursuant to Paragraph 3(b)(iii) of the Total Cost shall include an estimate of such fees, and such fees shall be reconciled upon substantial completion of the Sublease Improvements based on security and/or special elevator service actually used).

4. Construction: Promptly after the Plans are approved by Landlord and Tenant and the necessary building permits are obtained, subject to Paragraph 3(b), Landlord shall cause to be constructed and installed, as soon as reasonably practicable, consistent with industry custom and practice, the Sublease Improvements indicated on the Plans. Whenever possible and practical, Landlord will utilize, for the construction of the Sublease Improvements, the items and materials designated in the Plans. However, whenever Landlord determines in its judgment that it is not practical or efficient to use such materials, Landlord shall have the right, upon receipt of Tenant’s consent (which consent shall not be unreasonably withheld or delayed) to substitute comparable items and materials.

5. Changes. If Tenant shall request any change, addition or deletion in the approved Plans or the Sublease Improvements, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment, security system or appearance. Landlord shall promptly give Tenant a written estimate of the cost which will be chargeable (or creditable) to Tenant by reason of such change, addition or deletion (the “Change Order”), and the time delay (or time savings) expected because of the requested change. Tenant shall within three (3) business days of receiving such written estimate notify Landlord in writing whether or not it desires to proceed with such change, addition or deletion. If Tenant approves such Change Order, Landlord will proceed to perform the change. If Tenant fails to approve the proposed Change Order within three (3) business days after such notice, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform such change. Tenant shall not be liable for any Change Orders except those which have been approved by Tenant in writing. The cost or credit to Tenant resulting from an approved Change Order shall be determined as follows: (i) by mutual acceptance of a lump sum proposal, properly itemized and supported by enough data to permit evaluation, (ii) by unit prices stated in the subcontracts or subsequently agreed upon or (iii) in a manner agreed upon by the parties. If none of the methods set forth above is agreed upon in writing in or by the time of Tenant’s approval of the Change Order, then Landlord (upon receipt of Tenant’s written approval of the Change Order) shall promptly proceed with the change on a time and materials basis (subject to the Contractor’s and subcontractors’ mark-ups as provided in Landlord’s notice to Tenant of the Total Cost). The actual cost or credit resulting from the Change Order shall be verified by the Architect and the Contractor on the basis of the actual expenditures or savings resulting therefrom. Upon request by Tenant, Landlord shall give Tenant access to all backup documentation available to Landlord supporting the determination of the actual cost or credit resulting from the Change Order.

If such changes, including the costs of preparing the Change Order, increase the Total Cost of the Sublease Improvements shown on the Plans (as adjusted on account of any prior Change Orders), Tenant shall pay such increased costs to Landlord at such time as Tenant authorizes such change. Tenant shall be responsible for all of its costs of engineering and design services to prepare any Change Order.

6. Delays. In performing its obligations under this Work Letter, Landlord shall act with reasonable diligence and in a timely manner. Landlord shall use reasonably diligent efforts to cause the Sublease Improvements to be substantially completed on or before a date that is stipulated to in a construction schedule of the Sublease Improvements that is reasonably agreed to by Landlord and Tenant promptly upon completion of the Plans, subject to any Tenant Delay (as defined below) and any delay caused by Force Majeure (as defined below). Whenever the Sublease Improvements require an approval, consent, designation, determination, selection or judgment of Landlord in accordance with the terms of this Work Letter (collectively or individually, “Landlord’s Review”), except as otherwise provided herein, Landlord shall provide Landlord’s Review within five (5) business days after Landlord’s receipt of a written request from Tenant for the same; provided, however, that Tenant’s written request must be specific as to what Landlord is being asked to do and must be accompanied by sufficient information, in Landlord’s reasonable determination, for Landlord to provide Landlord’s Review. In the event that Landlord has not been provided with sufficient information, Landlord shall notify Tenant of such deficiency within three (3) business days of Landlord’s receipt of such deficient information and Landlord shall have another five (5) business days to provide Landlord’s Review after Landlord’s receipt of the required information from Tenant. If the completion of the Sublease Improvements in the Premises is actually delayed beyond the date that the Tenant Improvements would have been completed if there had been no such Tenant Delay as a result of a Tenant Delay, then Tenant shall be responsible for all costs and any expenses occasioned by such delay including, without limitation, any costs and expenses attributable to increases in labor or materials. “Force Majeure” shall mean strikes, lockouts, labor disputes, shortages of material or labor, fire, earthquake, flood or other casualty, acts of terror or war, acts of God, or any other cause beyond the reasonable control of Landlord. A “Tenant Delay” shall mean a delay in the completion of the Sublease Improvements resulting from: (i) a request by Tenant or Subtenant, (ii) Tenant’s or Subtenant’s failure to comply with the provisions in the Master Lease or this Agreement, including failure to provide the Space Plans or the Plans or other information or give approvals within the time periods specified herein and failure to pay any sums payable by Tenant within the time periods specified herein, (iii) changes, additions or deletions in the work requested or ordered by Tenant or Subtenant, (iv) Tenant or Subtenant choosing to have additional work performed by Landlord, (v) Tenant’s submission of more than one (1) revision to the Proposed Space Plans (whether such additional revisions are in response to a reasonable objection made by Landlord or because of changes made by Tenant), (vi) Tenant’s submission of any revisions to the Proposed Pricing Plans, the MEP Plans, the Detailed Plans and Specifications (whether such revisions are in response to a reasonable objection made by Landlord or because of changes made by Tenant), (vii) time spent to reduce the Total Cost through value engineering requested by Tenant or Subtenant or to otherwise refine the pricing and/or scope of the work at Tenant’s or Subtenant’s request, (viii) the failure by the Architect or Subtenant’s construction manager, if applicable, to approve any Contractor’s request for payment within the time period specified in Paragraph 3(v), (ix) Tenant’s failure to agree upon the Punch-List items pursuant to Paragraph 8 below within the time period specified therein, (x) any Tenant Delay (as defined in the Direct Lease Work Letter) of the completion of the Direct Lease Improvements, (xi) entry by Tenant or Subtenant into the Sublease Premises prior to the substantial completion of the Sublease Improvements, or (xii) any other act or omission of Tenant or Subtenant.

7. Early Access: Tenant agrees that the Sublease Premises will not be occupied during Landlord’s completion of the Sublease Improvements; provided, however, Tenant may, with Landlord’s written consent, permit Subtenant to enter the Sublease Premises prior to the substantial completion of the Sublease Improvements solely for the purposes of installing its Personal Property and equipment, as long as such entry will not interfere with the orderly construction and completion of the Sublease Improvements. Tenant shall notify Landlord of the desired time(s) of entry and shall submit for Landlord’s approval the scope of the work to be performed and the name(s) of the contractor(s) who will perform such work. Landlord shall cooperate with Tenant to determine a time for such entry by Tenant or Subtenant and to reduce any potential for delay caused thereby. Tenant and Subtenant each hereby agree to indemnify and to protect, defend and hold harmless Landlord, Landlord’s property manager, any mortgagee, ground lessor or beneficiary of a deed of trust related to the Sublease Premises or the Building, and any officers, agents or employees of any thereof, from and against any claims, liabilities or causes of action (including claims for worker’s compensation) of any nature whatsoever, together with reasonable attorneys’ fees for counsel reasonably approved by Landlord, arising out of or in connection with such entry onto the Premises or the installation of

Tenant’s Personal Property or equipment (including but not limited to claims of breach of warranty, personal injury or property damage).

8. Punch-List Items. The Sublease Improvements work may be deemed substantially complete, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s or Subtenant’s use of the Sublease Premises remain to be performed (items normally referred to as “Punch-List” items). The Sublease Improvements may be deemed substantially complete even though improvements in certain portions of the Building have not been fully completed (so long as such does not interfere with Tenant’s or Subtenant’s efficient conduct of its business), and even though the Personal Property may have not been installed. Tenant shall inspect the Premises upon written notice from Landlord that the Sublease Improvements have been substantially completed but for the Punch-List items, and Tenant shall agree upon a list of Punch-List items within three (3) business days of Tenant’s receipt of such notice. Landlord shall cause the Punch-List items to be corrected as soon as reasonably practical thereafter.

9. Substantial Completion. Notwithstanding any other provision in the Sublease or this Work Letter to the contrary, the Sublease Improvements shall not be deemed to be substantially complete until: (i) the Sublease Improvements are sufficiently complete in accordance with the Plans (and all approved Change Orders) so Subtenant can occupy and utilize the Sublease Premises for its intended use, excluding any tenant fixtures, telephones, equipment, work-stations, furniture, equipment or other items to be installed by Tenant or Subtenant, and also excluding Punch-List items, (ii) the Punch-List has been prepared pursuant to Paragraph 8 above, (iii) Landlord has obtained and delivered to Tenant, if required by applicable law, a copy of a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting lawful occupancy of the Sublease Premises (provided, however, this shall not be required for substantial completion if Landlord is not able to obtain such a temporary certificate of occupancy as a result of work that Tenant or Subtenant is required to complete (such as its installation of cabling), so long as such requirements with respect to the work Landlord is required to complete, including Landlord’s Work, have been satisfied).

10. As-Built Drawings. Promptly after completion of the construction of the Sublease Improvements, Tenant shall cause the Architect to provide to Landlord as-built drawings of the Sublease Improvements in the form of a hard copy and in the form of an Auto-Cad file.

11. Consent of Subtenant. Any matter requiring the approval of Tenant contained herein or any request for a change, deletion or addition to the approved Plans or the Sublease Improvements must also be approved by Subtenant. Tenant shall submit such approval of Subtenant simultaneously to Landlord at the time Tenant submits its approval for the matter in question to Landlord. No matter requiring the approval of Tenant contained herein shall be deemed approved by Tenant for purposes of this Agreement unless so accompanied with a similar approval from Subtenant. Tenant shall be responsible for any delay in obtaining Subtenant’s approval of a particular matter.